Filed pursuant to Rule 433

Registration Statement No. 333-200663

Final Term Sheet

June 6, 2016

TENNECO INC.

5.00% SENIOR NOTES DUE 2026

FINAL TERM SHEET

Dated: June 6, 2016

Issuer:	Tenneco Inc. (the “Company”)

Title of Securities:	5.00% Senior Notes due 2026

Aggregate Principal Amount:	$500,000,000

Maturity Date:	July 15, 2026

Coupon:	5.00% per annum

Issue Price:	100% plus accrued interest, if any, from June 13, 2016

Yield to Maturity:	5.00%

Underwriting Discount:	1.50%

Net Proceeds to
Tenneco (before expenses):	$492,500,000

Interest Payment Dates:	January 15 and July 15, beginning on January 15, 2017

Record Dates:	January 1 and July 1

Optional Redemption:	Make-whole call at T+50 until July 15, 2021

	On and after July 15, 2021, at the prices set forth below for the years beginning on the dates set forth below, plus accrued and unpaid interest:

	Year	Price
	July 15, 2021	102.500%
	July 15, 2022	101.667%
	July 15, 2023	100.833%
	July 15, 2024 and thereafter	100.000%

Optional Redemption with
Equity Proceeds:	Up to 35% at 105.000% prior to July 15, 2019

Trade Date:	June 6, 2016

Settlement Date:	June 13, 2016 (T+5)

The Company expects that delivery of the notes will be made to investors on or about June 13, 2016, which will be the fifth business day following the date of pricing of the notes (such settlement being referred to as “T+5”). Under Rule 15c6-1 under the Securities Exchange Act of 1934, trades in the secondary market are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on the date of pricing or the next succeeding business day will be required, by virtue of the fact that the notes initially settle in T+5, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes prior to their date of delivery hereunder should consult their advisors.

Joint Book-Running Managers:	Merrill Lynch, Pierce, Fenner & Smith
Incorporated
Barclays Capital Inc.
Citigroup Global Markets Inc.
J.P. Morgan Securities LLC
Morgan Stanley & Co. LLC
Wells Fargo Securities, LLC

Co-Managers:	BB&T Capital Markets, a division of BB&T Securities, LLC
BBVA Securities Inc.
Capital One Securities, Inc.
CIBC World Markets Corp.
Commerz Markets LLC
HSBC Securities (USA) Inc.
KBC Securities USA, Inc.
Mizuho Securities USA Inc.
PNC Capital Markets LLC
Scotia Capital (USA) Inc.
SMBC Nikko Securities America, Inc.
U.S. Bancorp Investments, Inc.

CUSIP/ISIN:	880349 AR6 / US880349AR61

Distribution:	SEC registered

The information in this term sheet supplements the Company’s preliminary prospectus supplement, dated June 6, 2016 (the “Preliminary Prospectus Supplement”). This term sheet is qualified in its entirety by reference to the Preliminary Prospectus Supplement. Terms used herein but not defined herein shall have the respective meanings as set forth in the Preliminary Prospectus Supplement.

The Company has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and the Preliminary Prospectus Supplement in that registration statement and other documents the Company has filed with the SEC for more complete information about the Company and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Company, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at the following number: 1-800-294-1322 or by calling Barclays Capital Inc. toll-free at the following number: 1-888-603-5847 or by calling Citigroup Global Markets Inc. toll-free at the following number: 1-800-831-9146 or by calling J.P. Morgan Securities LLC toll-free at the following number: 1-866-803-9204 or by calling Morgan Stanley & Co. LLC toll-free at the following number: 1-866-718-1649 or by calling Wells Fargo Securities, LLC toll-free at the following number: 1-800-326-5897.

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